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                                                                     EXHIBIT 4.8

                                 AMENDMENT NO. 3
                              TO THE GADZOOKS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN



         The Gadzooks, Inc. Employee Stock Purchase Plan (the "PLAN") is hereby amended as follows:

         1. Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

         "4.1. Annual Offerings. The Plan will be implemented by 180 monthly offerings of the Company's Common Stock (the "OFFERINGS") commencing respectively on April 1, 1998 and the first day of each calendar month thereafter, ending with March 31, 2013. Each Offering shall terminate on the last day of each such month respectively. The aggregate number of shares that may be issued under the Plan is 110,000 minus the number of shares (subject to adjustment pursuant to Section 12.3 hereof) that have been issued under the Plan prior to March 30, 2000. The commencement date of each Offering ("OFFERING COMMENCEMENT DATE") shall be the first day of each calendar month in the period beginning April 1, 1998 and ending March 31, 2013. The termination date of each Offering ("OFFERING TERMINATION DATE") shall be the last day of each such calendar month."

         2. Section 12.5 of the Plan shall be amended by the addition at the end thereof of the following language:

         "Amendment No. 3 to the Plan shall become effective as of April 23, 2002, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 2002. If Amendment No. 3 to the Plan is not so approved, the Amendment shall not become effective."

         3. In all other respects, the Plan shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the foregoing Amendment is hereby duly executed by the corporate officer signing below as of April 23, 2002.


                                 GADZOOKS, INC.



                                 By:     /s/ James A. Motley
                                    -------------------------------------------
                                 Name:      James A. Motley
                                      -----------------------------------------
                                 Title:     Vice President, CFO and Secretary
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